Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	Amex: BPA

BioSante Pharmaceuticals Announces
Second Quarter Financial Results

LINCOLNSHIRE, Illinois (August 16, 2004) — BioSante Pharmaceuticals, Inc. (Amex:BPA) today reported its financial results for the fiscal second quarter ended June 30, 2004.

BioSante reported a net loss of approximately $2.6 million (or $0.15 per share) for the quarter, compared to a net loss of approximately $1.6 million (or $0.18 per share) for the same period in 2003. The increased total net loss was due primarily to increased expenses related to development of the company’s hormone therapy products, including the ongoing Phase III clinical trial of Bio-E-Gel™ (bioidentical estradiol gel) for the treatment of menopausal symptoms. For the first six months of 2004, the company’s net loss totaled approximately $5.0 million (or $0.32 per share), compared to a net loss of approximately $2.9 million (or $0.32 per share) for the first six months of 2003.

BioSante’s cash balance as of June 30, 2004 was approximately $23 million, compared with $9.1 million as of December 31, 2003. In May 2004, the company completed a private placement of nearly 3 million shares of common stock at $6.00 per share, and warrants to purchase an additional 442,350 shares at $7.00 per share, to institutional and other accredited investors. The private placement generated $16.5 million in net proceeds for BioSante, after closing costs and fees were deducted.

“We are in a sound financial position to continue the development of our hormone therapy products, including Bio-E-Gel for the treatment of menopausal symptoms and LibiGel™ (bioidentical testosterone gel) for the treatment of female sexual dysfunction, as well as our calcium phosphate nanotechnology for drug delivery and vaccines,” said Stephen M. Simes, president and chief executive officer of BioSante. “We remain committed to increasing stockholder value and believe our continued progress in product development will assist us in this objective.”

About BioSante Pharmaceuticals, Inc.

BioSante is developing a pipeline of hormone therapy products to treat both men and women. BioSante’s hormone therapy products are gel formulations for transdermal administration that deliver bioidentical estradiol and testosterone. Symptoms treated with hormone therapy in men include impotence, diminished sex drive, muscle weakness and osteoporosis. Symptoms in menopausal women include hot flashes, vaginal atrophy, decreased libido and osteoporosis. The transdermal gel formulations used in the female gel products is licensed from Antares Pharma Inc. The estrogen and testosterone markets in the United States alone account for over $2.5 billion in annual sales.

The company also is developing its calcium phosphate nanotechnology (CAP) for novel vaccines, including biodefense vaccines for toxins such as anthrax and ricin, and drug delivery systems. Additional information is available online at www.biosantepharma.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding BioSante contained in this press release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements. Forward-looking statements are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to BioSante that cause actual results to differ materially from those expressed in such forward-looking statements are the difficulty of developing pharmaceutical products and especially new vaccines, obtaining regulatory and other approvals and achieving market acceptance, and other factors identified and discussed from time to time in BioSante’s filings with the Securities and Exchange Commission, including those factors discussed on pages 18 to 25 of BioSante’s Form 10-KSB, which discussion also is incorporated herein by reference.

For more information, please contact:

Phillip B. Donenberg, CFO

847-478-0500 ext 101